CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), made and entered into as of the 2nd day of May, 2016, by and between:

(i)        Erick Fernandez (the “Employee”) and

(ii)       FEDERATED NATIONAL HOLDING COMPANY, a Florida corporation with offices and place of business in Sunrise, Florida (the “Company”).

All capitalized terms which are not defined herein shall have the same meaning as defined terms in Appendix A, which is attached hereto and incorporated herein by this reference.

P R E L I M I N A R Y   S T A T E M E N T

WHEREAS,  the Company believes it to be in the best interests of the Company to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control; and

WHEREAS, the Company and Employee desire to enter into this Agreement to protect the Employee's interests in the event of a Change of Control.

NOW,  THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Termination without Cause or for Good Reason During the One-Year Period Following a Change of Control.  If during the one-year period following a Change of Control, the Employee's employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason, the Company will make a lump sum payment, no later than 10 days following such termination, to the Employee in an amount equal to one year of the Employee's base salary as in effect immediately prior to the Change of Control.

2.       Termination for Cause, without Good Reason, Death or Disability Following a Change of Control.  In the event that Employee's employment is terminated by the Company for Cause, by the Employee without Good Reason, or due to the death or total disability of Employee following a Change of Control, Employee shall be entitled to receive any earned and unpaid compensation and all earned and vested benefits pursuant to the terms of any applicable benefit plans through the date of termination of the Employee’s employment with the Company within seven days following such date of termination.

3.       Release.  Employee agrees that, as a condition to receiving the payments and benefits provided hereunder, the Employee will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then-standard form being used by the Company.

4.       Full Settlement.  Any amounts due under this Agreement are in lieu of any, amounts payable under any other salary continuation or cash severance arrangement of the Company and, to the extent paid or provided under any other such arrangement, any such other payment shall be offset from the amount due hereunder.  The Company's obligation to make payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Employee or others.  In no event shall the Employee be obligated to seek other employment or to take any action by way of mitigation of the amounts payable to the Employee under any provision of this Agreement.

5.       Notices.  All notices, demands and other communications that may or are required to be given to or made by either party to the other in connection with this Agreement shall be in writing, shall be given by hand delivery, by overnight delivery through a nationally recognized delivery service, or by United States Certified or Registered mail, return receipt requested, postage prepaid, and shall be deemed to have been given or made when received by the addressee, addressed to the respective parties as follows:

If to Employee:	Erick Fernandez
1537 Mantua Avenue
Coral Gables, Florida 33146

If to Company:	FEDERATED NATIONAL HOLDING COMPANY
14050 NW 14 Street, Suite 180
Sunrise, Florida 33323
Attn: Chief Executive Officer

6.       Miscellaneous:

(a)       This Agreement has been executed in and shall be governed and construed in accordance with the laws of the State of Florida.

(b)      Unless otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative and not restrictive of those given by law.

(c)       No failure of any party hereto to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, and no customary practice of the parties at variance with the terms hereof, shall constitute a waiver of a party’s right to demand exact compliance with the terms hereof.

(d)       Time is of the essence in complying with the terms, conditions and provisions of this Agreement.

(e)       This Agreement contains the entire agreement of the parties hereto pertaining to the subject matter hereof, and no representation, inducements, promises or agreements between the parties not contained herein shall be of any force or effect.

(f)       This Agreement is binding upon and shall inure to the benefit of the Company, its successors and assigns and the Employee and his respective heirs, personal representatives, successors and assigns.

(g)       Any amendment to this Agreement shall not be binding upon the parties to this Agreement unless such amendment is in writing and executed by all the parties hereto.

(h)       In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorney’s fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceeding.

7.       Section 409A Compliance.

(a)       General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee is entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Employee and on the Company).

(b)       Distributions on Account of Separation from Service.  To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Employee’s service (or any other similar term) shall be made only in connection with a "separation from service" with respect to the Employee within the meaning of Code Section 409A.

(c)       No Acceleration of Payments.  Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

(d)       Six-Month Delay for Specified Employees.  In the event that the Employee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Employee shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A.  In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Employee’s death). Any payment or benefit delayed by reason of the prior sentence (the Delayed Payment") shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(e)       Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

EMPLOYEE:

/s/ Erick A. Fernandez
Print Name:	Erick A. Fernandez

COMPANY:

FEDERATED NATIONAL HOLDING
COMPANY, a Florida corporation

By:	/s/ Michael H. Braun
Name:	Michael H. Braun
Title:	CEO and President

APPENDIX A

DEFINITIONS

"Cause” shall mean that:

(i)        There has been continued neglect on the part of the Employee in the performance of Employee’s duties under this Agreement, with notice to the Employee and an opportunity to cure;

(ii)       The Employee's continued neglect of the Company’s Employee Handbook Policies and Procedures; or

(iii)      The Employee is convicted during the Term of this Agreement of a felony involving moral turpitude that is committed by Employee, or enters a plea of guilty or nolo contendere to such felony.

Prior to terminating the Employee for Cause under clauses (i) – (ii) above, the Company shall provide the Employee with at least 10 days’ written notice of the breach and an opportunity to cure the breach.  If the Employee does not cure the breach to the satisfaction of the Company in its sole and absolute discretion during this period, the Company may terminate the Employee for Cause.  If the Employee is terminated under clause (iii) above, the Employee’s termination will be immediate upon the date of the conviction or plea and no written notice is required by the Company.

“Change of Control” shall be deemed to have taken place if: (1) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 50% or more of the combined voting power of the then-outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (2) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur unless it constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Code Section 409A" shall mean Section 409A of the Code and its implementing regulations and guidance.

"Good Reason" shall mean the occurrence of one of the following conditions:

(1)       A material diminution in the Employee's base compensation; or

(2)       A material change in the geographic location at which the Employee must perform the services.

Notwithstanding the foregoing, the Employee shall not be deemed to have terminated this Agreement for Good Reason unless the Employee provides to the Company a written notice of the existence of the above-referenced condition(s) within 90 days following the initial existence of such condition(s) and the Company fails to remedy such condition(s) within 30 days following the receipt of such notice.